                              AMENDMENT NUMBER ONE
                                       TO
                              STANDSTILL AGREEMENT


         THIS AMENDMENT NUMBER ONE TO STANDSTILL AGREEMENT (this "Amendment") is made and entered into as of April 23, 1999 by and between Rawlings Sporting Goods Company, Inc., a Delaware corporation (the "Company"), and Bull Run Corporation, a Georgia corporation ("Bull Run").

                                  BACKGROUND:

         The Company and Bull Run are parties to a certain Standstill Agreement dated as of November 21, 1997 (the "Standstill Agreement"). On April 9, 1999, Samuel R. Shapiro, Shapiro Capital Management Company, Inc. and The Kaleidoscope Fund, L.P. (collectively, "Shapiro") filed a Schedule 13G/A with the Securities and Exchange Commission (the "SEC") reflecting purchases (the "Additional Shapiro Purchases") of additional shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), and disclosing that Shapiro was the Beneficial Owner of a total of 1,277,400 shares of the Common Stock, or 16.4% of the outstanding shares of the Common Stock. Based upon information publicly available to the Company, including reports filed by Bull Run and Shapiro with the SEC under the federal securities laws, the Company believes that Bull Run is an Associate of Shapiro, and that, unless the Company takes action to amend the Rights Agreement, based on the number of shares of Common Stock Beneficially Owned by Bull Run and Shapiro collectively, that Shapiro has or will become an Acquiring Person under the Rights Plan and that a Stock Acquisition Date (as defined in the Rights Plan) has occurred or will occur.

         Both the Company and Bull Run desire to amend the Standstill Agreement and the Rights Plan to reflect their mutual agreements and understandings with respect thereto as set forth herein.

                                   AGREEMENT:

         IN CONSIDERATION OF the foregoing, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. Definitions. Unless otherwise defined in this Amendment, capitalized terms shall have the respective meanings ascribed to such terms in the Standstill Agreement.

         2. Amendment of Definition of "Percentage Limitation". The definition of "Percentage Limitation" contained in Section 1.1 of the Standstill Agreement is hereby amended by the deletion thereof in its entirety and the substitution of the following in lieu thereof:

                  " `Percentage Limitation' shall mean 10.7% of the total number of shares of the Common Stock outstanding from time to time, or such lesser percentage as Bull Run may own from time to time, but in no event less than 10.1% (the computation of the Percentage Limitation shall not include any shares of the Common Stock issuable or issued upon the exercise of the Warrants or issuable upon conversion or exercise of any other outstanding convertible or exchangeable securities)."

         3. Amendment of Section 3.4. Section 3.4 of the Standstill Agreement is hereby amended by adding the following new clause (c) at the end thereof:

                  "and (c) for the slate of directors nominated by the Board of Directors of the Company at the Annual Meeting of Stockholders to be held in January 2000 or at any adjournment or postponement thereof"


         4. New Article 3A. The Standstill Agreement is hereby amended by adding the following new Article 3A, which will follow Article 3 and precede
Article 4 of the Standstill Agreement:

                                             ARTICLE 3A

                                    CERTAIN CONTROL TRANSACTIONS

                           Section 3A.1 Bull Run Participation. In the event
                  that the Board of Directors of the Company (or any committee of the Board of Directors of the Company) shall determine (i) to initiate any process to explore strategic alternatives available to the Company that could reasonably be expected to lead to a Control Transaction, including without limitation by directing the officers, advisors or agents of the Company (including an investment banking firm) to find or negotiate with a third party regarding a Control Transaction or (ii) to enter into an agreement with any Person other than Bull Run with regard to a Control Transaction, the Company shall afford Bull Run the opportunity to participate in such process on the same basis as any other Person.

                           Section 3A.2 Bull Run Tender. In the event that (i)
                  the Board of Directors of the Company (or any committee of the Board of Directors of the Company) shall determine to engage in, and recommends, a Control Transaction within one year following the date of this Amendment, (ii) the provisions of Section 3A.1 have been complied with in respect of such Control Transaction and (iii) Bull Run has not indicated a willingness to make a proposal, within a reasonable time after the Board determination or recommendation referred to in clause (i) above, that would result in a higher value to the stockholders of the Company than the Board recommended Control Transaction, then Bull Run shall (a) vote all of its shares of Common Stock in favor of such Control Transaction and (b) sell all of its shares of Common Stock in such Control Transaction. Nothing in this
                  Article 3A is intended to or shall provide Bull Run with any contractual rights of "first refusal" or "last look."

         5. Bull Run Willingness to Make Proposal. The Company acknowledges and agrees that if Bull Run indicates to the Board of Directors of the Company (or a committee thereof) its willingness to make a proposal to acquire the Company, the indication of such interest by Bull Run shall not be deemed to be a violation of the Standstill Agreement, as hereby amended.



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         6. Amendment of Rights Plan. Simultaneously with the execution and delivery of this Amendment, the Company shall enter into an amendment to the Rights Plan substantially in the form set forth in Exhibit A.

         7. Expenses. Bull Run will reimburse the Company for up to $25,000 of all documented reasonable legal fees and expenses incurred by the Company solely in connection with the preparation and negotiation of this Amendment and the actions taken to prevent the Rights (as defined in the Rights Plan) from being triggered as a result of the Additional Shapiro Purchases, including without limitation the amendments of the Rights Plan for such purpose.

         8. Paul Martin Shares. Bull Run agrees that it will not purchase any additional shares of Common Stock that Bull Run had a right to acquire from Paul E. Martin ("Martin"). Bull Run further agrees that on or before July 1, 1999, Bull Run will sell, in the open market, 30,000 shares of the Common Stock, such number being equal to the number of shares acquired by Bull Run from Martin.

         9. Bull Run Representations. Bull Run hereby represents to the Company that as of the date of this Amendment, (i) Bull Run Beneficially Owns an aggregate of 836,500 shares of the Common Stock, which number includes 30,000 shares of the Common Stock purchased from Martin pursuant to the Martin Agreement and (ii) Robert S. Prather, Jr. Beneficially Owns 3,200 shares of the Common Stock, which number does not include any of the 836,500 shares of the Common Stock owned directly by Bull Run and of which he may be deemed to have indirect Beneficial Ownership by virtue of his relationship with Bull Run and of which he disclaims Beneficial Ownership.

         10. Miscellaneous. This Amendment shall be governed by the laws of the State of Georgia, without regard to conflict or choice of laws principles. The invalidity or unenforceability of any provision of this Amendment in any jurisdiction will not affect the validity or enforceability of the remainder hereof in that jurisdiction or the validity or enforceability of this Amendment, including that provision, in any other jurisdiction. To the extent permitted by Applicable Law, each Party hereby waives any provision of Applicable Law that renders any provision hereof prohibited or unenforceable in any respect. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the extent possible. This Amendment may be executed in one or more counterparts, each of which when so executed and delivered will be deemed an original but all of which will constitute one and the same Amendment. Except as amended hereby, all of the terms and provisions of the Standstill Agreement shall remain in full force and effect.



                         [Signatures On Following Page]


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         IN WITNESS WHEREOF, the Company and Bull Run have caused their respective duly authorized officers to execute this Amendment as of the day and year first above written.

                           RAWLINGS SPORTING GOODS COMPANY, INC.


                           By: /s/ Stephen M. O'Hara
                               -------------------------------------------------
                                   Name:  Stephen M. O'Hara
                                   Title:  Chairman of the Board and
                                           Chief Executive Officer


                           BULL RUN CORPORATION


                           By: /s/ Robert S. Prather, Jr.
                               -------------------------------------------------
                                   Name:  Robert S. Prather, Jr.
                                   Title:  President and Chief Executive Officer



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                                   EXHIBIT A

                         AMENDMENT TO RIGHTS AGREEMENT

                      THIRD AMENDMENT TO RIGHTS AGREEMENT

         This Third Amendment to Rights Agreement (the "Amendment") is entered into as of April 23, 1999, by and between Rawlings Sporting Goods Company, Inc., a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C. (the "Rights Agent").

                                  WITNESSETH:

         WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement dated July 1, 1994, as amended on November 21, 1997, and April 19, 1999 (the "Agreement");

         WHEREAS, the Company desires to amend the Agreement on the terms and conditions herein set forth and the Company is hereby directing the Rights Agent to enter into this Amendment in accordance with Section 26 of the Agreement; and

         WHEREAS, the execution and delivery of this Amendment has been duly authorized by the Board of Directors of the Company.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Agreement, as amended hereby.

         2. Amendments to Agreement.

                  2.1 Section 1 is amended by adding thereto a new subsection
         (s) which shall read as follows:

                           "Bull Run" shall mean Bull Run Corporation, a
                  Georgia corporation.

                  2.2 Section 1 is amended by adding thereto a new subsection
         (t) which shall read as follows:

                           "Shapiro" shall mean Shapiro Capital Management
                  Company, Inc., Samuel R. Shapiro and The Kaleidoscope Fund, L.P., individually and collectively.

                  2.2 A new Section 34 shall be added to the Rights Agreement which shall read as follows:

                           Section 34. Exception. Notwithstanding any provision
                  of this Agreement to the contrary, neither a Distribution Date, Triggering Event nor a Stock Acquisition Date shall be deemed to have occurred, neither Bull Run nor Shapiro nor any of their Affiliates or Associates shall be deemed to have become an Acquiring Person, and no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to, any of Sections 3(a), 7(a), 11(a) or 13 of this Agreement, as a result of the purchases of Common Shares disclosed in the Schedule 13G/A, dated April 9, 1999, filed by Shapiro with the Securities and Exchange Commission, but only if and for so long as Bull



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

                  Run has not breached in any material respect, as determined in good faith by the Board of Directors of the Company, the terms of its Standstill Agreement with the Company (as the same may be amended from time to time). Unless and until the Rights Agent shall have received written notice to the contrary from the Company, the Rights Agent shall be fully protected and incur no liability in always assuming that neither Bull Run nor Shapiro nor any of their Affiliates or Associates are Acquiring Persons.

         3. Reference to and Effect on the Agreement.

                  3.1 Upon the effectiveness of this Amendment, each reference in the Agreement to "this Agreement," "hereunder," "hereof," and "herein" shall mean and be a reference to the Agreement as amended hereby.

                  3.2 Except as specifically amended above, all of the terms, conditions and covenants of the Agreement shall remain unaltered and in full force and effect and shall be binding upon the parties thereto in all respects and are hereby ratified and confirmed.

         4. Choice of Law. This Amendment shall be construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware, but giving effect to applicable federal laws.

         5. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

         6. Counterparts. This Amendment may be executed in one or more counterparts each of which when so executed and delivered will be deemed an original but all of which will constitute one and the same Amendment.


         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.


                                                RAWLINGS SPORTING GOODS
                                                COMPANY, INC.


                                                By:
                                                     ---------------------------
                                                     Name:
                                                     Title:


                                                CHASEMELLON SHAREHOLDER
                                                SERVICES, L.L.C.


                                                By:
                                                     ---------------------------
                                                     Name:
                                                     Title: